Exhibit 10.1

American Battery Technology Company

SPecial Performance-Based Restricted stock Unit

Award agreement

Non-transferable

G R A N T T O

Ryan Melsert

(“Grantee”)

by American Battery Technology Company (the “Company”) in the form of 2,200,000 Restricted Stock Units (the “Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s $0.01 par value common stock (“Shares”), pursuant to and subject to the provisions of the American Battery Metals Corporation 2021 Equity Incentive Plan (the “Plan”), and to the terms and conditions set forth on the following pages of this award agreement (this “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Based on the Company’s achievement of milestones set forth in Section 2 of this Agreement, and Grantee remaining an Employee with the Company or its Affiliates as set forth in Section 3 of this Agreement, Grantee may earn and vest in all or a portion of the Units, subject to the terms and conditions of this Agreement.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Agreement and the Plan.

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Agreement to be executed as of the grant date indicated below (the “Grant Date”).

American Battery		Grant Date: May 29, 2026
TEchnology Company
Accepted by Grantee:

By:	/s/ Susan Yun Lee	/s/ Ryan Melsert
Its:	Authorized Officer

TERMS AND CONDITIONS

1. Grant of Units. The Company hereby grants to the Grantee named on page 1 hereof, subject to the restrictions and the terms and conditions set forth in the Plan and in this award agreement (this “Agreement”), the number of Units indicated on page 1 hereof which represent the right to receive an equal number of Shares on the terms and conditions set forth in this Agreement.

2. Earning of Units. The Units will be deemed earned (subject to vesting pursuant to Section 3 below) based on the Company’s achievement of milestones set forth below during a four-year performance period (“Performance Period”) beginning on the Grant Date and ending on the fourth anniversary of the Grant Date.

Milestones	Units Earned
Achievement of an average ABAT common share closing price of at least $10 over any consecutive 60-day trading period.	440,000
Revenue from operations and government contract reimbursements over any consecutive four quarters of at least $100 million	440,000
Issuance of a positive Record of Decision from the NEPA Environmental Impact Statement review process for the Tonopah Flats Lithium Project	440,000
The issuance of a positive Financial Investment Decision, or Notice to Proceed, by ABTC to proceed with the execution of the Tonopah Flats Lithium Project	440,000
Execution of a long-term offtake agreement with a partner for the sale of products or providing of services with a total agreement value of at least $50 million	440,000

If all five milestones are achieved prior to the third anniversary of the Grant Date, the Grantee will earn an additional 50% of the originally granted number of Units (“Bonus Units”).

Notwithstanding anything herein to the contrary, upon termination of employment without Cause within 12 months of a Change in Control or the voluntary termination of employment with Good Reason within 12 months of a Change in Control, all of the outstanding Units shall be deemed earned. For avoidance of doubt, any shares deemed earned pursuant to the preceding sentence will not include any Bonus Units. For purposes of this agreement “Good Reason” shall have the meaning as defined in Exhibit A of the Employment Agreement with Ryan Melsert dated July 31, 2022.

Any Units that are not earned during the Performance Period pursuant to this Section 2 will be cancelled and forfeited to the Company without further consideration or any act or action by Grantee on the earliest to occur of: (i) the fourth anniversary of the Grant Date or (ii) termination of Grantee’s employment for any reason not in connection with a Change in Control.

3. Vesting of Earned Units. Any Units that are earned pursuant to Section 2 above shall vest and become non-forfeitable as follows:

(a) upon the date a milestone is achieved, a prorated portion of the earned Units, including Bonus Units, will immediately vest based on the number of completed quarters during the four-year Performance Period; the remainder of unvested earned Units and Bonus Units will continue to vest in equal quarterly installments during the remainder of the Performance Period; or

(b) as to all of the earned Units, upon the termination of Grantee’s Employment by the Company without Cause, or due to Grantee’s death or Disability; or

(c) as to all of the earned Units, upon the voluntary termination of employment with Good Reason; or

(d) as to all of the earned Units, upon a termination of employment without Cause within 12 months of a Chage in Control or the voluntary termination of employment with Good Reason within 12 months of a Change in control.

If Grantee’s Employment terminates prior to the fourth anniversary of the Grant Date for any reason other than as described in subsections (b), (c), or (d) above, Grantee shall forfeit all right, title and interest in and to the earned Units as of the date of such termination and the Units will be forfeited to the Company without further consideration or any act or action by Grantee.

4. Conversion to Stock. Unless the Units expire or are forfeited prior to the vesting as provided in Section 3 above, the Units will be converted on the vesting date to actual Shares of common stock on the applicable vesting date. Stock certificates evidencing the conversion of Stock Units into Shares of common stock will be registered on the books of the Company in Grantee’s name (or in street name to Grantee’s brokerage account) as of the vesting date and delivered to Grantee, in certificated or uncertificated form, as soon as practical thereafter

5. Dividend Equivalents. If and when dividends or other distributions are paid with respect to the Shares while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the Units shall be converted into additional Units in Grantee’s name based on the Fair Market Value of the Shares as of the date such dividends or distributions were payable, and such additional Units shall be subject to the same vesting and transfer restrictions and conversion provisions as apply to the Units with respect to which they relate.

6. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7. Limitation of Rights. The Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares are in fact registered to or on behalf of such person in connection with the Units. Grantee shall not have voting or any other rights as a stockholder of the Company with respect to the Units. Upon conversion of the Units into Shares, Grantee will obtain full voting and other rights as a stockholder of the Company.

8. Continuation of Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate or Subsidiary to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue employment with the Company or any Affiliate or Subsidiary.

9. Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Units first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. To the extent not prohibited by applicable laws or regulations, Grantee may elect that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold from the Units upon settlement a number of Shares of Stock having a Fair Market Value on the date of withholding, equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.

10. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.

11. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

12. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

13. Severability. If any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to American Battery Technology Company, 100 Washington Street, St #100, Reno, NV 89503 Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.